Exhibit 5.1

October 18, 2018

Aflac Incorporated

1932 Wynnton Road

Columbus, Georgia 31999

Re:	Aflac Incorporated Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel to Aflac Incorporated, a Georgia corporation (the “Company”), and as such have acted as counsel for the Company in connection with the registration of (i) ¥29,300,000,000 aggregate principal amount of its 1.159% Senior Notes due 2030 (the “2030 Notes”), (ii) ¥15,200,000,000 aggregate principal amount of its 1.488% Senior Notes due 2033 (the “2033 Notes”) and (iii) ¥8,900,000,000 aggregate principal amount of its 1.750% Senior Notes due 2038 (the “2038 Notes,” and together with the 2030 Notes and the 2033 Notes, the “Notes”) under a Registration Statement on Form S-3 (333-227244) filed on September 7, 2018 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered for sale pursuant to the base prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated October 12, 2018 (the base prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”). The Notes are to be issued under an indenture, dated as of May 21, 2009 (the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) a Fifteenth Supplemental Indenture, dated as of October 18, 2018 (the “Fifteenth Supplemental Indenture”), between the Company and the Trustee, in the case of the 2030 Notes, (ii) a Sixteenth Supplemental Indenture, dated as of October 18, 2018 (the “Sixteenth Supplemental Indenture”), between the Company and the Trustee, in the case of the 2033 Notes and (iii) a Seventeenth Supplemental Indenture, dated as of October 18, 2018 (the “Seventeenth Supplemental Indenture”), between the Company and the Trustee, in the case of the 2038 Notes. As used herein, the term “Indenture” means the Base Indenture as supplemented by (i) in the case of the 2030 Notes, the Fifteenth Supplemental Indenture, (ii) in the case of the 2033 Notes, the Sixteenth Supplemental Indenture and (iii) in the case of the 2038 Notes, the Seventeenth Supplemental Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering the opinions set forth below, I, or attorneys under my supervision, have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Georgia, the Bylaws of the Company, as certified by J. Matthew Loudermilk, Corporate Secretary of the Company, resolutions of the Board of Directors of the Company adopted on August 14, 2018 and resolutions of the executive committee of the Board of Directors adopted on October 8, 2018, as certified by J. Matthew Loudermilk, Corporate Secretary of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company

Aflac Incorporated

October 18, 2018

and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. I have also made such other investigation as I have deemed appropriate.

Based upon the foregoing, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia, with the corporate power and authority to execute and deliver the Indenture and the Notes.

2. The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Notes and to perform its obligations thereunder.

The opinions set forth above are subject to the following qualifications, exclusions and limitations:

(a) I express no opinion with respect to the execution, delivery, validity, binding effect or enforceability of any of the Indenture and the Notes.

(b) My opinions are limited to the laws of the State of Georgia, and I do not express any opinion concerning any other law. Without limiting the generality of the foregoing, I express no opinion with respect to any securities laws or regulations.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. I hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. I also hereby consent to the use of my name under the caption “Validity of the Notes” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth herein are made as of the date hereof, and I assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if I become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours,

/s/ Audrey Boone Tillman, Esq.